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                                                                Exhibit 99.3


                                                September   , 1997

The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Ladies and Gentlemen:

         Banknorth Group, Inc., a Delaware corporation, as Sponsor (the "Corporation"), and Banknorth Capital Trust I, a trust formed under the laws of the State of Delaware (the "Trust"), hereby appoint THE FIRST NATIONAL BANK OF CHICAGO to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Corporation and the Trust to exchange up to and including $30,000,000 aggregate Liquidation Amount of the Trust's 10.52% Capital Securities, Series B (the "Exchange, Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate Liquidation Amount of the Trust's outstanding 10.52% Capital Securities, Series A (the "Original Capital Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus dated , 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Original Capital Securities and the Exchange Capital Securities (the "Capital Securities") are hereinafter referred to as the "Holders." Capitalizedterms used herein and not defined shall have the respective meanings assigned thereto in the Prospectus.

         The Exchange Offer is expected to be commenced by the Trust on or about
           , 1997. The Letter of Transmittal accompanying the Prospectus (or, in the case of book-entry securities, the ATOP system) is to be used by the Holders of the Original Capital Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Original Capital Securities tendered in connection therewith and (ii) the book-entry transfer of Original Capital Securities to the Exchange Agent's account.

         The Exchange Offer shall expire at 5:00 p.m. New York City time, on , 1997, or on such later date or time to which the Trust may extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to the Exchange Agent before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

         The Trust expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange and Original Capital Securities not theretofore accepted for exchange, based

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upon any conditions of the Exchange Offer described in the Prospectus. The Trust will give oral (to be confirmed in writing) or written notice of any amendment, termination or nonacceptance of Original Capital Securities to the Exchange
Agent promptly after any amendment, termination or nonacceptance.

         On the basis of the representations, warranties and agreements of the Corporation, the Trust and the Exchange Agent contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between the Corporation, the Trust and the Exchange Agent for the Exchange Offer:

1.       APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

         a. The Corporation and the Trust hereby authorize and appoint The First National Bank of Chicago to act as Exchange Agent in connection with the Exchange Offer and The First National Bank of Chicago agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, The First National Bank of Chicago will perform those services as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as are outlined herein.

         b. The Corporation and the Trust acknowledge and agree that The First National Bank of Chicago has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, the Exchange Agent shall perform such duties in good faith.

         c. The Exchange Agent will establish an account with respect to the Original Capital Securities at The Depository Trust Company ("DTC") for the purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Original Capital Securities by causing DTC to transfer such Original Capital Securities into the Exchange Agent's account in accordance with DTC's procedure for such transfer.

         d. The Exchange Agent will examine each of the Letters of Transmittal and certificates for Original Capital Securities and any book-entry confirmations and any other documents delivered or mailed to the Exchange Agent by or for Holders of the Original Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Original Capital Securities have otherwise been properly tendered, and (iii) Holders have provided their correct Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Original Capital Securities shall be made by

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the Corporation or the Trust, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Original Capital Securities are not in proper form for transfer or some other irregularity in connection with the tender of the Original Capital Securities exists, the Exchange Agent will endeavor to advise the tendering Holders of the irregularity and to take any other action may be necessary or advisable as to cause such irregularity to be corrected. Notwithstanding the foregoing, the Exchange Agent shall not incur any liability for failure to give any such notification.

         e. With the approval of any Administrative Trustee of the Trust or any person designated in writing by the Corporation (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any Administrative Trustee or Designated Officer, the Exchange Agent is authorized to waive any irregularities in connection with any tender of Original Capital Securities pursuant to the Exchange Offer.

         f. Tenders of Original Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Original Capital Securities shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph, Original Capital Securities which any Administrative Trustee or Designated Officer shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

         g. The Exchange Agent shall advise the Corporation and the Trust with respect to any Original Capital Securities received after 5:00 p.m., New York City time, on the Expiration Date and accept their instructions with respect to disposition of such Original Capital Securities.

         h. The Exchange Agent shall accept tenders:

                  (a) in cases where the Original Capital Securities are registered in two or more names only if signed by all named Holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

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                  (c) from persons other than the Holder of Original Capital
         Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

         The Exchange Agent shall accept partial tenders of Original Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Capital Securities to the transfer agent for split-up and return any untendered Original Capital Securities or Original Capital Securities which have not been accepted by the Corporation and the Trust to the Holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         i. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify the Exchange Agent (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Capital Securities properly tendered and the Exchange Agent, on behalf of the Trust, will exchange such Original Capital Securities for Exchange Capital Securities and cause such Original Capital Securities to be canceled. Delivery of Exchange Capital Securities will be made on behalf of the Trust by the Exchange Agent at the rate of $1,000 Liquidation Amount of Original Capital Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Original Capital Securities by the Trust; provided, however, that in all cases, Original Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of certificates for such Original Capital Securities (or confirmation of book-entry transfer into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents. You shall issue Exchange Capital Securities only in Liquidation Amounts of $100,000 or any integral multiple of $1,000 in excess thereof.

         j. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Original Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

         k. The Trust shall not be required to exchange any Original Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Corporation and the Trust not to exchange any Original Capital Securities tendered shall be given by the Corporation or the Trust orally (and confirmed in writing) to the Exchange Agent.

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         l. If, pursuant to the Exchange Offer, the Corporation and the Trust do
not accept for exchange all or part of the Original Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, the Exchange Agent shall promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Original Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in the Exchange Agent's possession, to the persons who deposited such certificates.

         m. Certificates for reissued Original Capital Securities, unaccepted Original Capital Securities or for Exchange Capital Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond obtained by the Exchange Agent protecting the Exchange Agent, the Corporation and the Trust from loss or liability arising out of the non-receipt or non-delivery or such certificates or (b) by registered mail insured by the Exchange Agent separately for the replacement value of each such certificate.

         n. The Exchange Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other persons or to engage or use any person to solicit tenders.

         o.       As Exchange Agent, The First National Bank of Chicago:

                  (i) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing;

                  (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Original Capital Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                  (iii) shall not be obligated to take any legal action hereunder which might in the Exchange Agent's reasonable judgment involve any expense or liability, unless the Exchange Agent shall have been furnished with reasonable indemnity;

                  (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent and reasonably believed by the

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         Exchange Agent to be genuine and to have been signed by the proper party or parties;

                  (v) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Exchange Agent believes in good faith to be genuine and to have been signed or represented by a proper person or persons;

                  (vi) may rely on and shall be protected in acting upon written or oral instructions from any Administrative Trustee or Designated Officer;

                  (vii) may consult with its own counsel with respect to any questions relating to the Exchange Agent's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Exchange Agent hereunder in good faith and in accordance with the advice or opinion of such counsel;

                  (viii) shall not advise any person tendering Original Capital Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Original Capital Securities or as to the market value, decline or appreciation in market value of any Original Capital Securities or as to the market value of the Exchange Capital Securities; and

                  (ix) The Exchange Agent shall take such action as may from time to time be requested by the Corporation or the Trust to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Corporation and the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the procedures for accepting (or withdrawing from) the Exchange Offer. The Corporation and the Trust will furnish you with copies of such documents at your request.

         p. The Exchange Agent shall advise by facsimile transmission or telephone and promptly thereafter confirm in writing to the Corporation and the Trust and such other persons as the Corporation and the Trust may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, the Aggregate Liquidation Amount of Original Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by the Exchange Agent pursuant to the Exchange Offer and this Agreement, reporting separately and cumulatively as to items

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properly received and items improperly received. In addition, the Exchange Agent will also provide, and cooperate in making available to the Corporation and the Trust or any such other persons as requested from time to time, such other information in its possession as the Corporation and the Trust may reasonably request. Such cooperation shall include, without limitation, the granting by the Exchange Agent to the Corporation and the Trust, and such persons as the Corporation and the Trust may request, of access to those persons on the Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Corporation and the Trust shall have received information in sufficient detail to enable the Corporation and the Trust to decide whether to extend the Exchange Offer. The Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate Liquidation Amount of Original Capital Securities tendered and the aggregate Liquidation Amount of Original Capital Securities accepted and deliver said list to the Corporation and the Trust.

         q. Letters of Transmittal, book-entry confirmation and Notices of Guaranteed Delivery shall be stamped by the Exchange Agent as to the date and time of receipt thereof and shall be preserved by the Exchange Agent for a period of time at least equal to the period of time the Exchange Agent preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by the Exchange Agent to the Corporation and the Trust. The Exchange Agent shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Corporation or the Trust.

         r. The Exchange Agent hereby expressly waives any lien, encumbrance or right of set-off whatsoever that the Exchange Agent may have respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Corporation or the Trust, of any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with the Exchange Agent or for compensation owed to the Exchange Agent hereunder or for any other matter.

         s. The Exchange Agent hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of the Exchange Agent which shall be controlled by this Agreement.

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2.       COMPENSATION

         For services rendered as Exchange Agent hereunder, the Exchange Agent shall be entitled to such compensation as is set forth on Schedule I attached hereto.

3.       INDEMNIFICATION

         a. The Trust hereby agrees to indemnify and hold harmless the Exchange Agent against and from any and all costs, losses, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or in connection with any act, omission, delay or refusal made by the Exchange Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by the Exchange Agent to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Capital Securities reasonably believed by the Exchange Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Capital Securities. Anything in this Agreement to the contrary notwithstanding, neither the Corporation nor the Trust shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of the Exchange Agent's bad faith, negligence or willful misconduct. In no case shall the Trust be liable under this indemnity with respect to any claim against the Exchange Agent until the Trust shall be notified by the Exchange Agent, by letter, of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or notice of commencement of action. The Trust shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Trust so elects, the Trust may assume the defense of any pending or threatened action to enforce any such claim. In the event that the Trust shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Trust shall not be liable for the fees and expenses incurred thereafter of any additional counsel retained by the Exchange Agent so long as the Exchange Agent consents to the Trust's retention of counsel, which consent may not be unreasonably withheld; provided, however, that the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include the Corporation or the Trust and the Exchange Agent and representation of the parties by the same legal counsel would, in the written opinion of counsel for the Exchange Agent, be inappropriate due to actual or potential conflicting interests among them. It is understood that neither the Corporation nor the Trust shall be liable under this paragraph for the fees and disbursements of more than one legal counsel for the Exchange Agent. In the event that the Trust shall assume the defense of any such suit with counsel reasonably acceptable to the Exchange Agent,

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the Trust shall not thereafter be liable for the fees and expenses of any counsel retained by the Exchange Agent.

         b. The Exchange Agent agrees that, without the prior written consent of the Trust, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not the Exchange Agent, the Corporation and the Trust or any of their directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Corporation and the Trust and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

4.       TAX INFORMATION

         a. The Exchange Agent shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Indemnification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Corporation and the Trust understand that the Exchange Agent is required, in certain instances,to deduct 31% with respect to interest paid on the Exchange Capital Securities and proceeds from the sale, exchange, redemption or retirement of the Exchange Capital Securities from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations. The Exchange Agent shall notify the Corporation and the Trust of any Holder who has failed to supply such Taxpayer Identification Number or certification.

         b. The Exchange Agent shall notify the Trust of the amount of any transfer taxes payable in respect of the exchange of Original Capital Securities and, upon receipt of written approval from the Trust, the Exchange Agent shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Capital Securities, its check in the amount of all transfer taxes so payable, and the Trust shall reimburse the Exchange Agent for the amount of any and all transfer taxes payable in respect of the exchange of Original Capital Securities; provided, however, that the Exchange Agent shall reimburse the trust for amounts refunded to the Exchange Agent in respect of you payment of any such transfer taxes, as such time as such refund is received by the Exchange Agent.

5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state without regard to conflicts of laws principles.

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6. NOTICES. Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the address indicated below:

         If to the Trust:

                  Banknorth Capital Trust I
                  c/o Banknorth Group, Inc.
                  300 Financial Plaza
                  P.O. Box 5420
                  Burlington, Vermont  05401
                  Telephone: (802)658-2492
                  Telecopy:  (802)860-5437
                  Attention:  Neal E. Robinson

         If to the Exchange Agent:

                  The First National Bank of Chicago

                  153 West 51st Street, 5th Floor

                  New York, New York  10019

                  Telephone:  212-373-1191

                  Telecopy:   212-373-1383

                  Attention: Melissa G. Weisman

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns and noting in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no Holder of Original Capital Securities or Exchange Capital Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. COUNTERPARTS; SEVERABILITY. This Agreement may be executed in one or more counterparts, and each of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereto is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof

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is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

9. CAPTIONS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this

Agreement.

10. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer,
(b) the close of business on the date of actual receipt of written notice by the Exchange Agent from the Corporation and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto. Notwithstanding the foregoing, Paragraphs 2, 3 and 4 shall survive termination of this Agreement.

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         Kindly indicate the Exchange Agent's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Corporation a copy of this Agreement so signed, whereupon this Agreement shall constitute a binding agreement among the Exchange Agent, the Corporation and the Trust.

                                    Very truly yours,

                                    BANKNORTH GROUP, INC.

                                    By:___________________________________

                                    Name:    William H. Chadwick
                                    Title:   President and
                                             Chief Executive Officer

                                    BANKNORTH CAPITAL TRUST I

                                    By:___________________________________

                                    Name:    Neal E. Robinson
                                    Title:   Administrative Trustee

Accepted and agreed to as
of the date first written
above:

THE FIRST NATIONAL BANK OF CHICAGO

By:___________________________________

Name:    Richard D. Manella
Title:   Vice President and
         Senior Counsel

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                                   SCHEDULE I

                       THE FIRST NATIONAL BANK OF CHICAGO
                                  FEE SCHEDULE

                             EXCHANGE AGENT SERVICES

                            BANKNORTH CAPITAL TRUST I
________________________________________________________________________________

I.       Exchange Agency

         A fee for the receipt of exchanged 10.52% Capital Securities, Series A, of Banknorth Capital Trust I will be charged at $6.50 per Letter of Transmittal. The total charge will be subject to a minimum of $2,000 and maximum of $5,000.

         This fee covers examination and execution of all required documentation, receipt of transmittal letters, reporting as required to the Company and communication with DTC.

II.      Miscellaneous

         Fees for services not specifically covered in this schedule will be assessed in amounts commensurate with the services rendered.
                                                              [          ], 1997



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